China Shen Zhou Mining & Resources Reports Second Quarter 2007 Financial Results

Company Anticipates 400,000 Metric Tons of New Processing Capacity Through 2008

BEIJING – August 14, 2007 -- (PR Newswire) -- China Shen Zhou Mining & Resources, Inc. (OTCBB:CSZM - News), one of the leading companies in the exploration, development, mining, and processing of fluorite, zinc, lead, copper, and other nonferrous metals in the PRC, today announced financial results for the three month and six month period ending June 30, 2007.  The company plans to file its Form 10-QSB today.

Financial Results from the Second Quarter of 2007 Include:

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Revenues increased 2.5% year over year to $4.9 million from $4.8 million, and up 62.5% from $3.0 million in the first quarter of 2007

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Gross profit of $3.2 million compared to $2.8 million in the second quarter of 2006, and up 80.5% from $1.8 million in the first quarter of 2007

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Gross margin increased 597 basis points to 65.2% from 59.2% in the second quarter of 2006, and improved 647 basis points from 58.7% in the first quarter of 2007

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Income from operations decreased 25.4% to $2.1 million from $2.8 million in the second quarter of 2006, and up 548% from $319,000 in the first quarter of 2007

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Net income was $1.3 million, or $0.07 per diluted share

“We are pleased with our performance in the second quarter of 2007. Performance at our Xiangzhen Mine was particularly strong as we realized the benefits of a favorable pricing environment and increases in the sales volume of our fluorite products,” said Ms. Jessica Yu, CEO of China Shen Zhou Mining & Resources.  “We continue to focus on our expansion strategy, adding production capacity, increasing exploration activities and acquiring more mineral resources.”

Added Yu, “We will look at both domestic and foreign large-scale mine acquisitions, such as the gold-copper mine in Kyrgyzstan -- which we are in the process of acquiring -- and various domestic non-ferrous mines, in order to increase our reserve base, insure supply to our processing facilities and expedite our expansion.  With an eye toward further increasing our profit margins, we also intend to enter the high margin, rapidly growing downstream market for fluorite chemicals.  We are confident these initiatives will position us well for long-term growth.”

Quarter Ended June 30, 2007

Revenue for the second quarter of 2007 increased 2.5% to $4.9 million from $4.8 million in the second quarter of 2006, reflecting a decline in zinc powder volume at Qianzhen Mining, which was only partially covered by an increase in sales price, offset by strong revenues at Xiangzhen arising from increases in both the sales volume and price of refined fluorite powder and ore.

Yu noted, “During the second quarter, we experienced a shortage of zinc ore at our Qianzhen mine, which limited our production of zinc powder.  I am pleased to say that we are well along in addressing this supply issue, with additional extracting capacity at Qingshan Metal coming on line this year.  I am also pleased with the strong performance at Xiangzhen, which we believe to be among the highest quality fluorite mines and processing centers in China.”

China Shen Zhou Mining is currently investing in exploration through the purchase and acquisition of additional exploration rights, as well as investing in extraction capabilities at the Xingzhen Mine. The Company anticipates that Xingzhen Mine will contribute more to overall revenue and net income results in 2008.

For the three months ended June 30, 2007, gross profit was $3.2 million, representing an increase of approximately $400,000 as compared to $2.8 million for the second quarter of 2006.  The increase in gross profit was primarily due to a 100% increase in the volume of fluorite products sold  and increases in the sales prices for refined zinc powder (up 17%) and fluorite products (up 27%) compared to the corresponding period of 2006.  The gross profit margin increased by 6% to 65.2% in the second quarter of 2007, as compared to the second quarter of 2006, due mainly to the increased sales prices of non ferrous and fluorite products processed in the Xiangzhen Mine.

Income from operations for the second quarter 2007 decreased to $2.1 million from $2.8 million in the same period of 2006, reflecting an additional $1.0 million of general and administrative expense in the second quarter of 2007.  The increase in the general and administrative expenses was mainly due to expenses incurred by newly acquired subsidiaries totaling $490,000, additional professional and consultancy expenses of approximately $220,000 incurred to meet public company reporting requirements and additional staff salary and traveling expenses of approximately $129,000.

Interest expense increased to $760,000 in the second quarter of 2007 from $69,000 in the second quarter of 2006.  The increase in interest expense is mainly due to interest expense associated with the convertible bonds and warrants issued in the fourth quarter of 2006.

Net income was $1.3 million or $0.07 per diluted share in the second quarter of 2007, compared to $2.7 million or $0.15 per diluted share in the same period of 2006.  The decrease in net income was primarily due to i) interest expense of $760,000 associated with the convertible bonds and warrants, ii) the increase in general and administrative expense of $1.0 million.

Six Months Ended June 30, 2007

For the six months ended June 30, 2007, revenue increased 2.6% to $7.9 million from $7.7 million in the first six months of 2006.  During this same time period, gross profit improved 5.2% to $5.0 million from $4.7 million.  Gross margin increased 157 basis points to 62.7% from 61.2% in the first half of 2006.  Income from operations decreased 38.0% to $2.4 million from $3.8 million in the first six months of 2006.

During the six month period, the Company recognized interest expense of $2.4 million associated with the convertible bonds and warrants issued in the fourth quarter of 2006.  Approximately $1.5 million of the interest expense was non-cash in nature.

Reported net income was $109,000 for the first six months of 2007, or $0.08 per diluted share. compared to $3.7 million or $0.21 per diluted share in the same period of 2006.

Balance Sheet

As of June 30, 2007, the Company had $8.7 million of cash, compared to $14.5 million as of  March 31, 2007 and $18.9 million as of  December 31, 2006.  The decrease in cash position was mainly due to the $8.2 million of payment in purchases of property, machinery and equipment and the $1.48 million of repayment of bank borrowings during the six months ended June 30, 2007.

Business Update

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Enhancing exploration: During the second quarter, the Company invested $1.5 million for exploration rights at the new location Xingzhen Mining.  The Company intends to develop these new locations into active mines in the future.

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Increasing ownership of high-quality assets: The Company acquired an additional 10 percent of Xingzhen Mining for $459,589 during the quarter, bringing the Company’s stake to 90 percent.  Management believes that the Xingzhen Mine is a high-quality mining property with the potential to greatly increase the Company’s extraction capacity.

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Kyrgyzstan acquisition: The Company is currently in the process of finalizing its acquisition of a gold and copper mine in Kyrgyzstan.  It has contracted with SRK Consulting, a world-leading independent appraisal company in the mining industry, for a reserve study which will specifically show the deposits and extraction potential of this mine.

Capacity Expansion

The Company currently has expansion and development projects in process at Xiangzhen Mining, Qingshan Metal and Xingzhen Mining, which, upon completion, will add a total of 500,000 metric tons of extraction capacity (a 333% increase) and 400,000 metric tons of processing capacity (a 200% increase)

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Xiangzhen Mining 300,000 metric ton fluorite ore project: This project is expected to reach 70% of its designed annual capacity in 2008 and will give the company the capacity to extract 300,000 metric tons of fluorite ore per year by 2009.

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Xiangzhen Mining 200,000 metric ton fluorite processing plant: Begun in early 2006, the processing plant will go into full production in the fourth quarter of this year and is expected to produce 30,000 metric tons of refined fluorite powder in 2007.  The new plant will give the company the capacity to produce approximately 100,000 metric tons of refined fluorite upon project completion in 2009.

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Qingshan Metal: An expansion in extracting capacity in June 2007 should, by April 2008, enable the company to produce 100,000 metric tons of copper ore and 50,000 metric tons of zinc ore.

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Xingzhen Mining: This 200,000 metric ton/year zinc-copper ore mining and processing project will go into production in September 2007, when it is expected to produce 5,000 metric tons of zinc ore powders and 2,500 metric tons of copper ore powders.  Production is expected to reach 200,000 metric tons of zinc and/ore copper ore powders by 2008

About China Shen Zhou Mining & Resources, Inc.

China Shen Zhou Mining & Resources, Inc. conducts all of its business through its subsidiary, AFMG, which, in turn, conducts its business through its Subsidiaries. The principal business of AFMG is the exploration, development, mining, and processing of fluorite, zinc, lead, copper, and other nonferrous metals in the PRC. AFMG has two principal areas of interest in the PRC: (a) fluorite and zinc exploration in the Sumochaganaobao region of Inner Mongolia Province; and (b) copper/gold exploration in the Yangye Huayuan region of Xinjiang Uygur Autonomous Region.

Safe Harbor Statement

Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding our future plans, objectives or performance. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

CONTACT

In the U.S.

Ashley Ammon MacFarlane or Bill Zima of Integrated Corporate Relations, Inc.

203-682-8200 (Investor Relations)

In China

Sterling Song

Senior Investor Relations Manager

China Shen Zhou Mining & Resources, Inc.

+86 10 6887 2811

CHINA SHEN ZHOU MINING & RESOURCES, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	For the three months ended
	June 30,
	2007	2006

Net revenue	$4,879	$4,758
Cost of goods sold	(1,699)	(1,940)
Gross profit	3,180	2,818
Operating expenses:
Selling and distribution expenses	(89)	(19)
General and administrative expenses	(1,026)	(30)
Income/(loss) from operations	2,065	2,769
Other income (expense):
Reverse takeover costs	-	-
Other expenses	(26)	(4)
Interest expense	(756)	(69)
Other income	1	14
Income/(loss) before income taxes and minority interests	1,284	2,710
Provision for income taxes	(14)	(53)
Income/(loss) before minority interests	1,270	2,657
Minority interests	(10)	3
Income/(loss) available to common stockholders	$1,260	$2,660

Earnings/(loss) per common share
- Basic	$0.057	$0.150
- Diluted	$0.067	$0.150

Weighted average number of common shares outstanding
- Basic	22,094	17,687
- Diluted	32,219	17,687

CHINA SHEN ZHOU MINING & RESOURCES, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	For the six months ended
	June 30,
	2007	2006

Net revenue	$7,876	$7,675
Cost of goods sold	(2,936)	(2,981)
Gross profit	4,940	4,694
Operating expenses:
Selling and distribution expenses	(135)	(77)
General and administrative expenses	(2,421)	(773)
Income/(loss) from operations	2,384	3,844
Other income (expense):
Reverse takeover costs	-	-
Other expenses	(133)	(31)
Interest expense	(2,345)	(129)
Other income	115	14
Income/(loss) before income taxes and minority interests	21	3,698
Provision for income taxes	79	24
Income/(loss) before minority interests	100	3,722
Minority interests	9	3
Income/(loss) available to common stockholders	$109	$3,725

Earnings/(loss) per common share
- Basic	$0.005	$0.211
- Diluted	$0.080	$0.211

Weighted average number of common shares outstanding
- Basic	21,698	17,687
- Diluted	31,823	17,687

CHINA SHEN ZHOU MINING & RESOURCES, INC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands except share data)
	June 30,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$8,728	$18,932
Available for sales securities	8	412
Accounts receivable, net	2,139	945
Investment deposit	-	1,025
Other deposits and prepayments, net	4,681	4,115
Inventories, net	1,160	1,373
Due from related parties	433	71
Total current assets	17,149	26,873

Investment deposit	10,460	10,000
Property, machinery and mining assets, net	24,012	16,359
Deferred debt issuance costs	2,317	2,518
Deferred tax assets	550	431
Goodwill	1,001	1,001
Total assets	$55,489	$57,182

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$755	$625
Detachable warrants	1,545	1,030
Short term bank loans	1,423	2,668
Other payables and accruals	1,225	7,366
Taxes payable	471	572
Due to related parties	212	212
Total current liabilities	5,631	12,473

Convertible notes payable	27,771	26,989

Total liabilities	$33,402	$39,462
Minority interests	$257	$258

Commitments

STOCKHOLDERS’ EQUITY:
Common Stock, $0.001 par value:
Authorized shares – 50,000,000
Issued and outstanding – 22,215,000 shares	$22	$21
Additional paid-in capital	17,535	13,865
PRC Statutory reserves	1,124	1,111
Comprehensive income	1,188	600
Retained earnings	1,961	1,865
Total stockholders’ equity	21,830	17,462
Total liabilities and stockholders’ equity	$55,489	$57,182